Exhibit 10(a)

October 4, 2006

Cantel Medical Corp.

Overlook at Great Notch

150 Clove Road — 9th Floor

Little Falls, New Jersey  07424

Re:

Amended and Restated Credit Agreement dated as of August 1, 2005 among Cantel Medical Corp. (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent (as amended or modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

Ladies and Gentlemen:

The Borrower has informed the Administrative Agent and the Lenders that JPMorgan Chase Bank, N.A. issued a standby letter of credit on June 6, 2006 for 600,000 Euro on the account of Crosstex International, Inc. (“Crosstex”) for the benefit of an Italian company that manufactured certain extruding equipment for Crosstex and such letter of credit is secured by such equipment (the “Crosstex L/C”).  The Borrower has represented to the Administrative Agent and the Lender that the Crosstex L/C automatically reduces by 100,000 Euro each month upon payment of each of six equal monthly installments and shall terminate on or before January 31, 2007. As of the date hereof, the Crosstex L/C has a balance of 300,000 Euro (approximately $382,410).

Sections 6.1(d) and 6.2(c)(ii) of the Credit Agreement (the “Applicable Covenants”) prohibit purchase money liens and debt in connection therewith in excess of $500,000 at any one time outstanding.  Therefore, the Loan Parties acknowledge that an Event of Default (the “Acknowledged Default”) may have existed under the Credit Agreement for so long as the Crosstex L/C balance was in excess of $500,000, as a result of the failure of the Loan Parties to comply with the Applicable Covenants.

Based on the foregoing representation and subject to the other terms and conditions contained herein, the Required Lenders hereby agree to waive the Acknowledged Defaults caused by the Crosstex L/C during any and all periods that such Acknowledged Default existed.

The above waiver is a one time waiver and shall not be construed to be a waiver as to future compliance with the Applicable Covenants or a waiver of any other Default or Event of Default that may exist.  Nothing contained herein shall be deemed to constitute a waiver of any other rights or remedies the Administrative Agent or any Lender may have under the Credit Agreement or any other Loan Document or under applicable law.  The Credit Agreement shall remain in full force and effect according to its terms.

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This letter may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract.  This letter shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

BANK OF AMERICA, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Jana L. Baker
Name:	Jana L. Baker
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kenneth E. LaChance
Name:	Kenneth E. LaChance
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patricia D. Georges
Name:	Patricia D. Georges
Title:	Vice President

The above waiver is acknowledged and

agreed to as of the date first above written:

CANTEL MEDICAL CORP.,
as Borrower

By:	/s/ James P. Reilly
Name:	James P. Reilly
Title:	President and CEO

By:	/s/ Craig A. Sheldon
Name:	Craig A. Sheldon
Title:	Senior VP and CFO

MINNTECH CORPORATION,
as Guarantor

By:	/s/ Roy K. Malkin
Name:	Roy K. Malkin
Title:	President and CEO

MAR COR PURIFICATION, INC.
as Guarantor

By:	/s/ Andrew G. Stitzinger
Name:	Andrew G. Stitzinger
Title:	VP Finance, Service and Secretary

CROSSTEX INTERNATIONAL, INC.
as Guarantor

By:	/s/ Gary D. Steinberg
Name:	Gary D. Steinberg
Title:	Executive VP and Secretary

BIOLAB EQUIPMENT ATLANTIC, LTD.
as Guarantor

By:	/s/ Craig A. Sheldon
Name:	Craig A. Sheldon
Title:	Secretary